Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of September 11, 2015 by and among Independence Realty Trust, Inc., a Maryland corporation (“Parent”), Independence Realty Operating Partnership, LP, a Delaware limited partnership (“Parent OP”), Adventure Merger Sub LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent OP (“OP Merger Sub”), IRT Limited Partner, LLC, a Delaware limited liability company and direct wholly owned Subsidiary of Parent (“IRT LP LLC”), Trade Street Residential, Inc., a Maryland corporation (the “Company”), and Trade Street Operating Partnership, LP, a Delaware limited partnership (the “Company OP”), as an amendment to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 11, 2015, by and among Parent, Parent OP, OP Merger Sub, IRT LP LLC, the Company, and the Company OP.

RECITALS

WHEREAS, Parent, Parent OP, OP Merger Sub, IRT LP LLC, the Company, and the Company OP previously entered into the Merger Agreement, which provides for (i) the merger of OP Merger Sub with and into the Company OP with the Company OP being the surviving entity (the “Partnership Merger”) and (ii) the merger of Company with and into IRT LP LLC with IRT LP LLC being the surviving entity (the “Company Merger” and, together with the Partnership Merger, the “Merger”).

WHEREAS, pursuant to Section 8.04 of the Merger Agreement, the parties hereto now wish to amend the Merger Agreement as set forth in this Amendment; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AMENDMENT

1. Capitalized terms in this Amendment and not otherwise defined shall have the meaning given them in the Merger Agreement.

2. Section 2.02(a) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(a) RESERVED.”

3. Section 2.02(b) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(b) Exchanged OP Units; Outstanding OP Units.

(i) Each Company OP Unit that is owned by the Company or any wholly-owned Subsidiary of the Company as of immediately prior to the Partnership Merger Effective Time shall be exchanged for a number of Parent OP Common Units equal to the Exchange Ratio, together with exchange rights associated with such Parent OP Common Units substantially similar to the exchange rights previously granted to other limited partners of Parent OP.

(ii) Each Company OP Unit that is owned by Parent OP as of immediately prior to the Partnership Merger Effective Time shall remain issued and outstanding and shall survive the Partnership Merger as units of limited partnership interest of the Surviving Partnership.”

4. Section 2.02(d) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(d) Conversion of OP Merger Sub Membership Interests. The membership interests of OP Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall be converted into and become one unit of limited partnership interest of the Surviving Partnership.”

5. Section 2.03(b) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(b) Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent in trust for the benefit of the holders of Shares and holders of shares of Company Restricted Stock, for exchange in accordance with this Article II, (i) evidence of Parent Common Stock in book-entry form issuable pursuant to Section 2.01 equal to the aggregate Share Stock Consideration and (ii) immediately available funds equal to the aggregate Share Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.08 collectively, the “Exchange Fund”), and Parent shall instruct the Paying Agent to timely pay the Share Cash Consideration, and cash in lieu of fractional shares of Parent Common Stock, in accordance with this Agreement.”

6. Section 2.03(c)(i) and (ii) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“(i) As soon as reasonably practicable (and in any event within three (3) Business Days) after the Effective Time, to the extent not previously delivered, the Surviving Company shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.01, a letter of transmittal (the “Letter of Transmittal”) in customary form as agreed to between the Company and Parent prior to the date of this Agreement. The Letter of Transmittal shall be accompanied by instructions for use in effecting the surrender of certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry of the Company (“Book-Entry Shares”) pursuant to this Article II, representing the shares of Company Common Stock to which such Letter of Transmittal relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company, or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Letter of Transmittal, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Paying Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Letter of Transmittal. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof as provided in this Section 2.03(c)(i)) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may agree.

(ii) As soon as reasonably practicable after the date of delivery (or, if later, after the Effective Time) to the Paying Agent of a Certificate (or effective affidavit of loss in lieu thereof as provided in Section 2.03(c)(i)) or Book-Entry Shares (or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with a properly completed and duly executed Letter of Transmittal and any other documentation required hereby, the holder of record of such Certificate (or effective affidavit of loss in lieu thereof as provided in Section 2.03(c)(i)) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor the Share Merger Consideration in respect of the shares of Company Common Stock or Company Restricted Stock formerly represented by such holder’s properly surrendered Certificate (or effective affidavit of loss in lieu thereof as provided in Section 2.03(c)(i)) or Book-Entry Shares. Any Share Cash Consideration payments shall be made via check or wire or other electronic transfer of immediately available funds, at each such holder’s election as specified in the Letter of Transmittal. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.”

7. Section 2.03(d) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“Subject to the terms of the Paying Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the issuance and delivery of certificates representing the number of shares of Parent Common Stock into which shares of Company Common Stock or Company Restricted Stock are converted into the right to receive Share Stock Consideration in the Merger and (ii) the method of payment of cash for shares of Company Common Stock or Company Restricted Stock converted into the right to receive the Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.”

8. Section 2.03(i) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Company upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.03 shall thereafter look only to the Surviving Company for payment of their claim for the Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock), without any interest thereon, upon due surrender of their Shares.”

9. Section 2.03(l) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

“Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen or destroyed and, if determined by Parent in its sole discretion, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Company with respect to the Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed document the amount equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Share Merger Consideration without any interest thereon.”

10. The reference to “and Unit Cash Consideration” set forth in Section 4.23(a) is hereby deleted.

11. Section 2.03(e)(ii) of the Merger Agreement is hereby amended to delete the second sentence.

12. Section 9.03(a) of the Merger Agreement is hereby amended to add the following definition:

““Company OP Unit” means each unit of limited partnership interest of Company OP.”

13. The definition of “Merger Consideration” contained in Section 9.03(a) of the Merger Agreement is hereby deleted and amended in its entirety to read as follows:

““Merger Consideration” means the Share Merger Consideration.”

14. Section 9.03(b) of the Merger Agreement is hereby amended to delete the cross references to “Company OP Unit,” “Exchanged OP Units,” “Unit Cash Consideration,” “Unit Merger Consideration” and “Unit Ownership Consideration.”

15. Except as otherwise provided in this Amendment, the Merger Agreement shall remain in full force and effect. On or after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and this Amendment shall be deemed to be a part of the Merger Agreement.

16. This Amendment may be executed (including by facsimile or email of a .pdf attachment) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. The parties hereto may deliver this Amendment by facsimile or email of a .pdf attachment, and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Parent OP, OP Merger Sub, IRT LP LLC, the Company and Company OP have duly executed this Amendment as of the date first written above.

INDEPENDENCE REALTY TRUST, INC.

by:	/s/ Farrell Ender
Name: Farrell Ender
Title: President

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

by:	/s/ Farrell Ender
Name: Farrell Ender
Title: President

ADVENTURE MERGER SUB LLC

By: INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, its Sole Member

By: INDEPENDENCE REALTY TRUST, INC., its General Partner

by:	/s/ Farrell Ender
Name: Farrell Ender
Title: President

IRT LIMITED PARTNER, LLC

By: INDEPENDENCE REALTY TRUST, INC., its Sole Member

by:	/s/ Farrell Ender
Name: Farrell Ender
Title: President

TRADE STREET RESIDENTIAL, INC.

by:	/s/ Richard Ross
Name: Richard Ross
Title: Chief Executive Officer

TRADE STREET OPERATING PARTNERSHIP, LP.

By: TRADE STREET OP GP, LLC, its General Partner

By: TRADE STREET RESIDENTIAL, INC., its Sole Member

by:	/s/ Richard Ross
Name: Richard Ross
Title: Chief Executive Officer